EXHIBIT 1.2
(TRANSLATION)

Amendment to the corporate by-laws of Grupo Radio Centro, S.A. de C.V. adopted on April 22, 2005, in order to comply with the regulations promulgated under the Sarbanes-Oxley Act that are applicable to Grupo Radio Centro, S.A. de C.V. as a consequence of its quotation on the New York Stock Exchange, in particular those regulations related to the structure and authority of the Audit Committee

                        GRUPO RADIO CENTRO, S.A. DE C.V.

                                     CLAUSES

                                    TITLE ONE

                                  INCORPORATION

        ONE. This is a stock company with variable capital ("Sociedad Anonima de Capital Variable") to be governed by these By-laws and in everything not provided for hereby, by the General Law of Commercial Companies and the applicable provisions of the Securities Market Law.

                                    TITLE TWO

             CORPORATE NAME; CORPORATE DOMICILE, CORPORATE EXISTENCE

                              AND CORPORATE PURPOSE

        TWO. The Company is called "Grupo Radio Centro", name which shall always be followed by the words "Sociedad Anonima de Capital Variable" or the initials "S.A. de C.V."

        THREE. The corporate domicile of the Company shall be Mexico City, Federal District. The Company may establish offices, agencies, establishments or branch offices anywhere in the United Mexican States or abroad, or submit to contractual domiciles, this not being understood as a change of domicile.

        FOUR. The corporate existence of the Company shall be ninety-nine (99) years as from the date of its incorporation.

        FIVE. The corporate purpose of the Company shall be:

        (a) To acquire, possess, subscribe, exhibit, dispose of or in any other way to carry out acts of commerce related to shares, corporate participations and participations in commercial companies and civil corporations and partnerships, incorporated according to Mexican or foreign laws, either at the time of their incorporation or thereafter;

        (b) To render advisory, consulting and technical assistance services in the accounting, mercantile, financial, fiscal, legal or administrative areas to those companies of which it is a shareholder or to third parties, the commercialization of advertising services through

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communications media, as well as to represent and act as agent of all kinds of associations, civil or commercial companies, service, industrial or commercial companies and, in general, any individuals and corporations whether Mexican or foreign;

        (c) To register trademarks, trade names, copyrights, patents, invention certificates, to acquire or sell invention certificates, to acquire or sell any kind of industrial property rights or copyrights, as well as to receive or grant licenses or authorizations for the use and exploitation of all kinds of industrial property rights or copyrights;

        (d) To contract direct or contingent liabilities; to borrow or lend money, granting and receiving specific guarantees; to issue debentures, commercial paper or other kind of securities; including those named "certificados bursatiles" referred to in article fourteen Bis six (14 Bis 6) of the Securities Market Law; to accept, draw, endorse, guarantee ("avalar"), subscribe and issue any kind of negotiable instruments for the purposes of this item; to grant and contract bonds and to guarantee or guarantee ("avalar") its own or third parties obligations;

        (e) To draw, endorse, issue, subscribe, guarantee ("avalar"), accept or in any other manner to negotiate with negotiable instruments and to carry out credit operations;

        (f) To place its own shares in Mexican or foreign securities markets, prior authorization from the competent authorities, including in foreign stock exchanges or quotation systems;

        (g) To acquire shares representing its capital stock in accordance with the provisions of section first (i) of article fourteen Bis three (14Bis 3) of the Securities Market Law;

        (h) To acquire in property, give or take in lease or carry out any acts of commerce under any other legal title, with all kinds of real estate and personal property, as well as real rights thereon, which may be necessary or convenient to attain its corporate purpose or the corporate purpose of those companies on which this company has a shareholding; and

        (i) In general, to perform and carry out all acts, agreements and operations related or connected thereto, that may be necessary or convenient to attain its corporate purpose.

                                   TITLE THREE

                NATIONALITY OF THE COMPANY AND FOREIGN INVESTORS

        SIX.    (a) The Company is Mexican. The Company shall not admit, either directly or indirectly, foreign investors or companies without foreigners-exclusion clause as partners or shareholders, nor shall it acknowledge any rights as partners or shareholders to the same investors and companies. This limitation shall not be applied in the case that the Company obtains express authorization of the competent authorities to receive investment deemed neutral according to the legal provisions or rulings that may be applicable or according to the provisions of sections (c), (d) and (e) of this clause.

        (b) The acts, agreements or social and by-laws commitments declared void by the Ministry of Economy that, contravene the provisions of the Foreign Investment Law and its Regulations, shall not have legal effects among the parties nor they may be effective vis-a-vis third parties.

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        (c)     In the event that any foreign shareholder acquires to paragraphs
(d) and (e) of this clause, he formally binds himself before the Ministry of Foreign Affairs to be considered as Mexican regarding the shares he may acquire or which he may hold, as well as regarding the assets, rights, concessions, participations or interest held by the Company or else the rights and obligations derived from the agreements where the Company is a party with Mexican authorities and to do not invoke the protection of their governments, under the penalty, in case of not honoring his commitment, to forfeit the shares he had acquired to the benefit of the Mexican Nation.

        (d) According to the provisions of articles twenty two (22) of the Foreign Investment Law and articles twenty four (24) and twenty five (25) of the Regulations of the Foreign Investment Law and of the National Registry of Foreign Investment, international development financial companies may acquire Series "A" shares.

        (e) Shares of limited vote and other limited corporate rights acquired pursuant to the provisions of articles eighteen (18), nineteen (19) and twenty (20) of the Foreign Investment Law and articles twenty two (22) and twenty three (23) of the Regulations of the Foreign Investment Law and of the National Registry of Foreign Investment, as well as Series "A" shares acquired by those companies referred to in section (d) above, shall be considered "neutral investment", which shall not be computed for the purpose of determining the amount and proportion of the participation of foreign investors in the capital stock of the Company.

                                   TITLE FOUR

                     CAPITAL STOCK, SHARES AND SHAREHOLDERS

        SEVEN. (a) The capital stock of the Company is variable. The fixed capital stock without withdrawal right amounts to $847,477,511.00 (EIGHT HUNDRED FOURTY SEVEN MILLION FOUR HUNDRED SEVENTY SEVEN THOUSAND FIVE HUNDRED ELEVEN PESOS 00/100, LAWFUL CURRENCY OF THE UNITED MEXICAN STATES).

        (b) The capital stock shall be represented by Series "A" shares and shares of other special Series that may be issued by the Company with the prior authorization from the competent authorities, in particular by the Ministry of Economy and the National Banking and Securities Commission.

        (c) The shares of the minimum fixed capital may be identified as Class I and those of the variable capital may be identified as Class II .

        (d) In the event that the shares of the Company are listed in a stock exchange, either directly or through any other securities representing them, the exercise of the withdrawal right shall be subject to the provisions of section
(m) of clause Eight hereof.

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        (e)     Series "A" shareholders are registered, common or ordinary, without expression of any par value and may only be held by: (i) Mexican individuals, (ii) Mexican corporations which corporate by-laws contain the foreigners-exclusion clause, of which companies only Mexican individuals and corporations which corporate by-laws contain the foreigners-exclusion clause may be shareholders and so on; (iii) Mexican credit and bonding institutions, financial factoring companies and Mexican investment companies with foreigners-exclusion clause; (iv) credit institutions as trustees in trusts set up to establish purchase option plans for employees of this company and its subsidiaries; (v) credit institutions in their capacity as trustees under the terms of the Foreign Investment Law and its Regulations; and (vi) international development financial companies according to the provisions of the Foreign Investment Law and its Regulations.

        (f) Companies on which this Company holds the majority of shares or corporate participations or that shall be considered as subsidiaries of this Company, must not, directly or indirectly, invest in shares of this Company nor of any other company which is a majority shareholder of this Company that is considered as its subsidiary, or without being it they know it is a shareholder of this Company.

        (g) The Company may request to the National Banking and Securities Commission the corresponding authorization to issue shares without voting rights, as well as with limited corporate rights, as well as restricted vote shares other than those referred to in article one hundred and thirteen (113) of the General Law of Commercial Companies in the terms of section two (II) of article fourteen Bis three (14 Bis 3) of the Securities Market Law.

        EIGHT. Shares shall be subject to the following provisions:

        (a) Within their respective series and class, each share shall grant the same rights and obligations to its holders.

        (b) The shares without voting rights as well as limited vote shares that the Company issues in the terms of section two (II) of article fourteen Bis three (14 Bis 3) of the Securities Market Law will have the rights stipulated in the corresponding issuance.

        (c) Each share may only be represented by one person and grants the right to one vote at the meetings its holders are entitled to attend.

        (d) Shares paid in kind shall remain deposited with the Company for a two (2) year period, in accordance with the provisions of article one hundred and forty one (141) of the General Law of Commercial Companies.

        (e) Shares representing the fixed minimum capital stock may only be issued or withdrawn by resolution of a general extraordinary shareholders meeting and the respective amendment to these corporate By-laws, except for share cancellations and issuances derived from the Company's rebuy of its own shares, in which case the provisions of clause Seventeen, paragraph (n) of these By-laws shall apply.

        (f) Shares representing the variable capital stock, within the authorized maximum, issued and paid by contributions in cash or in kind or issued and paid by capitalization of profits or surplus by revaluation of assets, shall be issued or withdrawn by resolution of the general ordinary shareholders meeting, except when the shareholders exercise their withdrawal rights.

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The respective minutes must be formalized before a notary public without it being required that it is registered or filed to be valid, except when the shareholders exercise their withdrawal right, or when there is an increase or decrease referred to in item I of article fourteen Bis three. (14 Bis 3) of the Securities Market Law.

        (g) When taking the resolutions to increase the capital stock, the general extraordinary or ordinary shareholders meeting, as the case may be, resolving thereon, shall determine the terms and conditions according to which such increase in the capital stock must be carried out.

        (h) Any increase or decrease in the capital stock must be registered in the variable capital book be carried for such purpose by the regular or alternate secretary of the Board of Directors of the Company.

        (i) The withdrawal of shares of the variable capital stock shall always be made without affecting the minimum capital stock.

        (j) New shares may not be issued if the shares previously issued are not paid in full yet.

        (k) The exercise of the withdrawal right, in addition of being subject to the provisions of articles two hundred and twenty (220) and two hundred and twenty one (221) of the General Law of Commercial Companies, shall be subject to the following:

                (i) The respective reimbursement shall be paid according to the lowest of the two following values:

                        (A) Ninety-five percent (95%) of the quotation value in the stock exchange, obtained from the price average taking into account the trading volume during the last thirty (30) days on which the shares of the issuing company had been negotiated prior to the date on which the withdrawal must become effective during a period that must not exceed six (6) months, or else,

                        (B) The book value of the shares in accordance with the financial statements corresponding to the end of the fiscal year immediately preceding that on which the separation must become effective, previously approved by the general ordinary shareholders meeting,

                        In the event that the period in which the shares were traded is less than thirty (30) days, the actual number of days in which the shares were traded will be taken into account. If the shares are not traded within such period, the book value of the shares will be used.

                (ii) The payment of the reimbursement shall be due to the Company as from the date following the holding of the general ordinary shareholders meeting which had approved the financial statement corresponding to the fiscal year on which the withdrawal must become effective.

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        Shareholders of the Company may only exercise the withdrawal right up to the amount of the variable capital stock and in no event such right may be exercised when it implies a decrease in the capital stock to an amount lower than the minimum established. In the event that the Company receives notification from the shareholders in connection with the exercise of the withdrawal right which in the aggregate would reduce the minimum capital stock to an amount lower than the one provided for in these corporate by-laws, the Company shall accept the request of withdrawal right in the order that the notifications of the exercise of the withdrawal right would have been submitted to the Company.

        In the event that the Company receives notifications of shareholders who wish to exercise their withdrawal rights simultaneously and the exercise of such right, in the aggregated, amounts to more than the variable capital stock, the Company shall accept and take care of the notifications proportionally to the number of shares each shareholder exercising the mentioned right holds.

        (l) For the redemption of shares with distributable profits, the provisions of article one hundred and thirty-six (136) of the General Law of Commercial Companies. Redemption may be carried out, at the election of the general extraordinary meeting: (i) by means of the purchase of the corresponding shares in a public purchase offer made through a stock exchange, at the price and according to the method determined by the meeting itself, or (ii) proportionally among all shareholders, so that, after the redemption is made, the shareholders maintain the same percentages they had in the capital stock before such redemption. Redeemed shares shall be annulled and the provisional share certificates representing them must be canceled.

        (m) If the value of the redeemed shares is not collected by their holders within the year following the date they have been informed thereof, the respective amounts shall be forfeited to the benefit of the Company.

        (n) The capital stock may be reduced: (i) to absorb losses, (ii) by reimbursement to shareholders, (iii) by release granted to the shareholders of payments not made, (iv) by the exercise of the withdrawal right of contributions, and (v) by the Company's rebuy of its own shares pursuant to clause seventeen, paragraph (n) of these by-laws.(n) Decreases in the capital to absorb losses or to reimburse shareholders shall be firstly made from the variable capital stock and just in the case it is not enough, from the fixed minimum capital stock.

        In any event, the decrease shall be made proportionally among all series of shares, without the need to cancel the respective shares, as they have no par value.

                                   TITLE FIVE

                     PREFERENTIAL RIGHTS OF THE SHAREHOLDERS

        NINE.   (a) (i) Except for the issuance of shares made according to article eighty one (81) of the Securities Market Law, and those issuances performed by virtue of the Company's resell of shares acquired pursuant to clause seventeen, paragraph (n) of these by-laws, each shareholder shall have the preferential right to subscribe and acquire shares of the Company issued regarding any increase in its capital stock, in the proportion of the number of shares held by such shareholders of a series regarding the total number of shares issued and subscribed of such series

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prior to the increase. This right may be exercised for a term not shorter than fifteen (15) calendar days; and (ii) in the event that there are any unsubscribed shares, these shall be offered for sale by the Board of Directors of the Company to third parties if the meeting which resolved on their issuance did not resolve otherwise, and if such shares are not subscribed by third parties within the ninety (90) calendar days thereafter, then they shall be canceled and the capital stock shall be decreased in an amount equal to the amount represented by the shares so canceled, unless the Board of Directors of the Company or the respective meeting determines that such shares shall remain at the treasury of the Company.

        (b) For the purpose of having the fifteen (15) calendar day term referred to in the above paragraph, the day following the date on which the resolution of the capital increase is published in the Official Gazette of the Federation or in one of the newspapers having the widest circulation at the corporate domicile of the Company shall be taken into consideration.

        (c) According to the provisions of the second paragraph of article two hundred and sixteen (216) of the General Law of Commercial Companies, the general ordinary shareholders meeting may decree the issue of unsubscribed shares to be kept at the treasury of the Company and in such event, the shares kept at the treasury of the Company shall be made outstanding and withdrawn according to the instructions of the Board of Directors of the Company, if not made by the meeting resolving on their issue, honoring the preferential right of the shareholders and the other terms and conditions provided for in this clause Nine, exception made of those issues made according to the following paragraph, where the provisions of such paragraph shall prevail.

        (d) The general extraordinary shareholders meeting may resolve the issue of shares of the fixed capital stock or of the variable capital stock to be kept at the treasury of the Company to be placed among public investors at large, according to the provisions of article eighty-one (81) of the Securities Market Law, prior express authorization from the National Banking and Securities Commission and in accordance with the following provisions:

                (i) At the extraordinary shareholders meeting resolving the issue of unsubscribed shares, express waiver to the preferential right referred to in article one hundred and thirty two (132) of the General Law of Commercial Companies must be made;

                (ii) If there is quorum, under the terms of paragraph (o) of clause Twenty-Two of these by-laws, the resolution taken shall become fully effective, even for those shareholders who had not attended the meeting, for which reason the Company shall be free to place the shares among the public, without making the publication referred to in article one hundred and thirty-two (132) of the General Law of Commercial Companies;

                (iii) When a minority representing at least twenty five percent (25%) of the paid-up capital stock votes against the issue of unsubscribed shares according to the provisions hereof, such issue may not be carried out;

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                (iv)    In the call summoning to the extraordinary meeting, it
                        must be expressly noted that it meets for the purposes mentioned in this paragraph (d), specially mentioning the provisions of subsections (ii) and (iii) above;

                (v) Any shareholder voting against the resolutions of the meeting shall be entitled to demand the Company to place his shares at the same price the shares subject matter of the issue are offered to the public. The Company shall have the obligation to first place the shares belonging to the disagreeing shareholders; and

                (vi) The National Banking and Securities Commission shall be authorized to attend these meetings in order to watch the compliance with the requirements for the issue of shares.

                                    TITLE SIX

                DEFINITIVE SHARE CERTIFICATES, PROVISIONAL SHARE

                       CERTIFICATES AND REGISTRY OF SHARES

        TEN. Shares shall be covered by definitive share certificates but provisional share certificates may be issued while the definitive share certificates are being issued. Provisional share certificates must be exchanged by definitive share certificates during the period of time provided for in section six (VI) of article fourteen Bis two (14 Bis 2) of the Securities Market Law. Provisional share certificates and definitive share certificates shall be progressively numbered and shall contain the information required by articles one hundred and eleven (111), one hundred and twenty-five (125), one hundred and twenty-seven (127) and all other relative articles of the General Law of Commercial Companies, as well as the full text of clause Six of these By-laws. Multiple share certificates may also be issued according to the provisions of article seventy-four (74) of the Securities Market Law, in which event they shall not need to express the name of the holder nor his domicile and nationality.

        ELEVEN. Provisional share certificates or definitive share certificates may cover one or several shares and shall be signed by two members of the Board of Directors, whose signatures may be printed in facsimile, under the terms of the provisions of section eight (viii) of article one hundred and twenty-five
(125) of the General Law of Commercial Companies, in which event, the original of the signatures of those directors must be deposited at the Public Registry Bureau corresponding to the corporate domicile of the Company.

        TWELVE. The Company shall carry a registry of shares evidencing all issues of shares and the name, domicile, and nationality of the holders thereof and whether such shares have been fully or partially paid, payments made, all transfers thereof and any liens existing on such shares. In the event of shares deposited with any institution for the deposit of securities, the transfer and registry thereof shall be made in accordance with the provisions of the Securities Market Law. This registry shall be carried by the regular or alternate secretary of the Board of Directors, unless the Board of Directors appoints a different person to carry it. Any transfer of shares or liens thereon shall be effective regarding the Company, as from the date on which such transfer or lien, as the case may be, had been registered in the registry of shares of the Company, save for the assumptions referred to in article ninety nine (99) of the Securities Market Law.

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        The registry of shares shall be formed with the evidences referred to in article seventy eight (78) of the Securities Market Law, complemented with the lists referred to in such article.

                                   TITLE SEVEN

        BOARD OF ADMINISTRATION, EXECUTIVE COMMITTEE, AUDIT COMMITTEE AND
                          SURVEILLANCE OF THE COMPANY

        THIRTEEN. (a) The management and representation of the Company shall be vested in the Board of Directors formed by a minimum of seven (7) and a maximum of twenty (20) regular directors and their respective alternates, of which at least twenty five percent (25%) must be independent directors.

        (b) An alternate shall be appointed for each regular director; this alternate director shall act on behalf of the respective regular director for whom he was appointed in his temporary or definitive absences, in the understanding that the alternate director of the independent directors must also be independent directors.

        (c) Independent directors are those persons that (i) are not employees or officers of the Company, including those personas that had occupied those positions during the preceding; (ii) shareholders that are not employees or officers of the Company but have directive power over officers of the Company; (iii) partners or employees of companies or associations that render consultant services to the issuer or to the companies that belong to the same economic group to which the Company is part, whose income represents ten percent or more of their income; (iv) clients, suppliers, debtors, creditors, partners, directors or employees of a company that is an important client, supplier, debtor or creditor of the Company; (v) employees of a fund, association or civil company that receive important donations from the Company, (vi) general directors or high level officers of a company in which a general director or a high level officer of the Company participates in its bound of directors, and
(vii) wife, husband or concubine as well as family relatives and other relatives by law up to the first degree with respect to any of the persons mentioned in items (iii) to (vi) above, or up to the third degree, with respect to the persons mentioned in items (i) and (ii) of these section. In order to determine the importance regarding the clients, suppliers, debtors, creditors and donations the provisions of article fourteen Bis (14 Bis) of the Securities Market Law, shall be taken into account.

        (d) The appointment or election of members of the Board of Directors corresponding to Series "A" shareholders shall be made by the general ordinary shareholders meeting, by majority vote, provided, however, that the minority shareholder or shareholders representing at least ten percent (10%) of the paid-up capital stock of the Company, exclusively represented by Series "A" shares, shall be entitled to appoint a regular director and his respective alternate in the respective general ordinary shareholders meeting. To calculate the majority of votes referred to in this paragraph, the votes of minority shareholders who have made use of the mentioned right shall not be computed.

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        (e)     All minority shareholders of limited voting shares different to those established in article one hundred thirteen (113) of the General Law of Commercial Companies, or of limited vote referred to in such article that represent at least the ten percent (10%) of the capital stock in one or more series of shares, shall have the right to appoint at least one regular member of the Board of Directors and its respective alternate; in absence of this appointment of minorities, the holders of said class of shares shall have the right to appoint at leas two (2) regular members of the Board of Directors and their respective alternates. In the second case, the appointments, as well as the substitutions and revocations of the members of the Board, shall be made in a special meeting. The members of the Board of Directors appointed by the shareholders referred to herein shall only be revoked when all other members of the Board are revoked.

        FOURTEEN. (a) Members of the Board of Directors, either regular or alternate, may be shareholders or persons alien to the Company.

        (b) Regular and alternate directors may be Mexican or foreign, but the majority of directors must be Mexican.

        (c) The directors shall hold office for one (1) year, they may be reelected and shall continue holding office even though the period for their office is finished until the persons appointed to substitute them take office and guarantee them according to the provisions of these corporate by-laws.

        (d) The general ordinary shareholders meeting shall determine the remunerations to be received by the directors.

        (e) Just in the event that it is so required by the general ordinary shareholders meeting as a guarantee of their management, when taking office, regular and alternate members of the Board of Directors, members of the Executive Committee and of the Auditors Committee, the general director of the Company, the area directors, the managers and those other officers of the Company, shall deposit at the treasury of the Company the amount in Mexican currency that determine such meeting, or shall obtain a bond in such amount issued in favor of the Company by an authorized bonding institution once they take possession of their positions. The deposit or bond may not be withdrawn until the position of the respective director or directors had been approved by the general ordinary shareholders meeting of the Company. Regarding the officers of the Company, the deposit or bond shall continue until they are released from their positions and their management has been approved.

        FIFTEEN. (a) The Board of Directors, in its first meeting immediately following the meeting which had appointed it, shall appoint a person to hold the position of Chairman of the Board of Directors in the event the respective meeting had failed to do so. Likewise, at such meeting the Board of Directors shall appoint the persons holding the positions of regular and alternate secretary and those other positions determined by the Board itself, provided that the position of regular and alternate secretary may be vested in persons who are directors of the Company or not.

        (b) The Chairman of the Board of Directors shall preside over the general shareholders meetings and the Board of Directors meeting, performing the resolutions thereof, without the need of any special resolution; this does not mean that the general shareholders meeting or the Board of Directors are limited to appoint other persons to perform the respective resolutions in specific cases.

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        SIXTEEN. (a) For a meeting of the Board of Directors to be considered validly convened due to first or ulterior call, the attendance of the majority of its regular directors or their respective alternates shall be required and the resolutions of the Board of Directors shall be valid when taken by majority vote of the attendance except in the cases mentioned in item (s) of the Seventeen clause of these by-laws. In the event of a tie, the Chairman of the Board of Directors shall have deciding vote.

        (b) The Board of Directors of the Company must meet at least once each three (3) months or as many times as deemed necessary or convenient by its chairman, secretary, regular or alternate, at least twenty five percent (25%) of the members of the Board of Directors or any of the examiners of the Company, who for such purposes shall be entitled to call for a Board of Directors meeting.

        (c) Calls for the Board of Directors meetings must be send to the regular members of the Board of Directors and their respective alternates, as well as to the examiner or examiners by telefax confirmed by express receipt mail, postage prepaid, or any other means evidencing reception thereof by the persons who must receive them to the last address registered with the Company at least five (5) business days prior to the date of the meeting. The respective call must contain the date, place, time and agenda for the respective meeting. Resolutions taken out of the Board of Directors meeting by unanimous vote of the members shall have, for all legal effects, the same validity as if adopted in a Board of Directors meeting, provided they are confirmed in writing or if quorum exists, without prior call when each of the absent members of the Board of Directors or absent examiners have signed a waive of its right to receive call, being applicable the provisions of the third paragraph of article one hundred and forty three (143) of the General Law of Commercial Companies.

        (d) The meetings of the Board of Directors shall be held at the corporate domicile of the Company or anywhere else in the United Mexican States or abroad as determined by the Board of Directors itself.

        (e) The Board of Directors must present to the shareholders meeting the reports issued by the Audit Committee.

        SEVENTEEN. The Board of Directors shall have the legal representation of the Company and may carry out all operations inherent to the corporate purpose of this Company and those not reserved to another body by reason of this instrument or by law. As an enumeration but not as a limitation, the Board of Directors of the Company shall enjoy the following authorities:

        (a) General power-of-attorney for lawsuits and collections with all general and special authorities requiring a special clause in accordance with the law, under the terms of the first paragraph of article two thousand five hundred and fifty-four (2554) of the Civil Code for the Federal District and its correlative articles in the Civil Codes for the other entities where the

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power-of-attorney is exercised, including the authority to withdraw from
"amparo" proceedings, pursue it throughout its terms and withdraw therefrom; file remedies against interlocutory and definitive decrees; consent the favorable ones and ask for the issuance and revocation of powers-of-attorney, answer claims filed against the principal; make and file complaints, denunciations or accusations and assist the Public Prosecutor in criminal processes, the Company being able to become the civil party in such processes and grant pardons when in its opinion the case so deserves it; acknowledge, sign documents and impugn as false those submitted by the counterparty, submit witness, see the witness of the counterparty, examine and cross-examine them, make and answer questions in court, settle, submit to arbitration, challenge magistrates, judges and all other judicial officers, without cause, with cause, or under protest of the law, as well as to appoint experts.

        Neither any director nor the Chairman of the Board of Directors nor the general director of the Company shall be entitled to reply interrogatories, for which reason they are prevented from making and answering questions in court in any lawsuit or proceeding in which the Company is a party. The mentioned authorities shall exclusively correspond to the attorneys-in-fact of the Company who had been granted these authorities expressly.

        (b) General power-of-attorney to manage the business and corporate assets under the widest terms in accordance with the provisions of the second paragraph of article two thousand five hundred and fifty-four (2554) of the Civil Code for the Federal District and its correlative articles in the Civil Codes for the entities on which the power-of-attorney is exercised, accordingly, the Board of Directors is vested with the widest authorities to manage all business related to the corporate purpose of the Company.

        (c) General power-of-attorney to exercise acts of ownership in accordance with the provisions of the third paragraph of article two thousand five hundred and fifty-four (2554) of the Civil Code for the Federal District and its correlative articles in the Civil Codes for the entities on which the power-of-attorney is exercised. Powers-of-attorney for acts of ownership must be exercised jointly by at least two (2) attorneys-in-fact, with the modalities determined by the Board of Directors.

        (d) The Board of Directors shall enjoy the authorities of a general attorney-in-fact by the delegation of the legal representation of the principal company, to represent the same in labor lawsuits or proceedings under the terms and for the purposes referred to in articles eleven (11), forty-six (46), forty-seven (47), one hundred and thirty-four (134), section three (iii), five hundred and twenty-three (523), six hundred and ninety-two (692) section (ii) and (iii), six hundred and ninety-four (894), six hundred and ninety-five (695), seven hundred and eighty-six (786), seven hundred and eighty-seven (787), eight hundred and seventy-three (873), eight hundred and seventy-four (874), eight hundred and seventy-six (876), eight hundred and seventy-eight (878), eight hundred and eighty (880), eight hundred and eighty-three (883), eight hundred and eighty-four (884), and eight hundred and ninety-nine (899), in connection with the provisions of chapters Twelve (XII) and Seventeen (XVII), of title Fourteen (14), all of them of the Federal Labor Law in force, with the attributions, obligations and rights regarding legal capacity referred to in such legal provisions. Likewise, the labor representation is granted to it under the terms of article eleven (11) of the mentioned Federal Labor Law. The power-of-attorney being granted, the legal representation being delegated and the employers representation being granted by means of this instrument shall be exercised by the Board of Directors with the following authorities which are mentioned as an enumeration but not as limitation:

                (i) To act before the unions with which collective labor agreements are executed and for all effects of collective conflicts;

                (ii) To act before workers personally considered and for all effects of individual conflicts and, in general, for all employer-employee matters;

                (iii) To appear before any labor authorities and social service authorities referred to in article five hundred and twenty-three (523) of the Federal Labor Law;

                (iv) To appear before Boards of Conciliation and Arbitration, either local or federal;

                (v) Accordingly, and on behalf of the Company, the Board of Directors may appear to laboral lawsuits with all attributions and authorities mentioned in the sections
                        (a) and (b) of this clause, as applicable and it will also have the employers representation of the Company for the purposes of article eleven (11), forty-six (46), and forty-seven (47) of the Federal Labor Law, as well as the legal representation of the Company for the purposes of evidencing the legal capacity of the company in a lawsuit or out of it, under the terms of article six hundred and ninety two (692) section two (II) and
                        (III) of the mentioned law;

                (vi) To appear to interrogatories under the terms of articles seven hundred and eighty-seven (787) and seven hundred and eighty-eight (788) of the Federal Labor Law, with authorities to make and answer questions in court and deal with the confessional evidence throughout its stages;

                (vii) To appoint contractual domiciles to receive notifications under the terms of article eight hundred and seventy-six (876) of the Federal Labor Law;

                (viii) To Appear with sufficient legal representation to the hearing referred to in article eight hundred and seventy-three (873), of the Federal Labor Law in its three stages of conciliation, demand and objections of offering and admission of evidences, under the terms of article eight hundred and seventy-five (875), eight hundred and seventy-six (876) sections first (I) and sixth (VI), eight hundred and seventy-seven (877), eight hundred and seventy-eight (878), eight hundred and seventy-nine (879) and eight hundred and eighty (880) of the Federal Labor Law;

                (ix) To appear to the hearing of the dealing of evidences, under the terms of articles eight hundred and seventy-three (873) and eight hundred and seventy-four
                        (874) of the Federal Labor Law; and

                (x) To offer and accept conciliation arrangements, enter into transactions, take any kind of decisions, negotiate an subscribe labor, judicial or extrajudicial agreements; at the same time, it may act as representative of the company as administrator regarding and for any kind of labor lawsuits or proceedings, individual or collective, being dealt with before any authority; it may execute labor agreements and rescind them, offer reinstatements, answer any kinds of demands, claims or summons.

        Neither any director not the Chairman of the Board of Directors nor the general director of the Company shall be entitled to answer interrogatories, for which reason they are prevented from making and answering questions in court in any lawsuit or proceeding on which the company is a party. These authorities shall exclusively correspond to the attorneys-in-fact of the Company to whom they have been expressly granted.

        (e) General power-of-attorney to draw, accept, endorse, negotiate, draw, guarantee ("avalar"), certify and in any other manner subscribe credit instruments on behalf of the Company, under the widest terms established by article nine (9) section one (1) of the general Law of Credit Instruments and Operations. The powers-of-attorney referred to in this section must be exercised jointly by at least two (2) attorneys-in-fact, with the modalities determined by the Board of Directors.

        (f) Authorities to open and cancel bank accounts, investment accounts and any other kind of accounts, as well as to make deposits and draw against such accounts through the person or persons determined by the Board of Directors itself.

        (g) Authority to appoint and remove the general director of the Company and the lower hierarchical level officers, as well as to determine their authorities, powers, guarantee to give, working conditions and remunerations.

        (h) Authority to appoint and remove any other employees not mentioned in the above section, as well as any attorneys-in-fact and agents, with the authority to determine their powers, guarantees, working conditions or conditions for the rendering of services and remunerations.

        (i) Authority to grant general or special powers-of-attorney, where the authority of substitution may be granted, as well as to substitute or delegate their powers, always keeping the exercise thereof and revoke any other powers granted, substituted or delegated;

        (j) The Board of Directors, through its chairman or regular or alternate secretary may call general ordinary and extraordinary shareholders meetings as well as special shareholders meetings in all events provided for by these by-laws or when considered convenient, as well as to fix the date, time and agenda for such meetings.

        (k) To carry out the resolutions adopted by any shareholders meeting of the Company, which shall be made through its Chairman, exception made that such authority is delegated to another director.

        (l) To establish offices, branches, establishments or agencies of the Company anywhere in the United Mexican States or abroad.

        (m) To place the shares of the Company which are not subscribed by the shareholders thereof under the terms of clause Nine of these by-laws.

        (n) To resolve on the acquisition by the Company of shares issued by it, under the terms on section first (1) of article fourteen Bis three (14 Bis
3) of the Securities Market Law and according to the following:

                (i) The general ordinary shareholders meeting shall indicate the amount of capital stock that can be affected to repurchase the Company's own shares, as well as the amount of the corresponding reserves, created for that effect by said shareholders meeting, with the only restriction that the sum of all resources that can be destined to such purpose shall in no case exceed the total balance of the Company's net profit, including retained earnings;

                (ii) The purchase of own shares shall be made by affecting the account of capital stock by an amount equal to the "theoretical value of the shares", which is the quotient that results from dividing the paid capital stock by the number of released shares of the company. The surplus shall be charged to the reserves for the acquisition of own shares;

                (iii) In case of the purchase price of the shares being lower that the theoretical value, the account of capital stock shall only be affected by that amount that is equivalent to the theoretical value of the acquired shares;

                (iv) The Board of Directors shall appoint the person or persons responsible for the purchase and sale of its own shares; (v) The treasury shares may be sold to the investing public, and the Company's shareholders shall not have the preemptive right granted by article one hundred and thirty two (132) of the General Law of Commercial Companies, and the product of the sell shall be applied to increase the capital stock by an amount equal to the theoretical value of said shares, hence reconstituting the reserves for the acquisition of own shares by means of the surplus, if any. If the case may be, the surplus generated by the difference between the product of the sell and the price of acquisition shall be registered at the account named "Prime for subscription of shares"; (vi) Capital stock reductions and increases derived from the purchase and selling of shares, as provided in this paragraph (n), shall not require a previous resolution from the shareholders meeting, nor from the Board of Directors.

                (v) As long as the shares belong to the Company, they can not be represented at any shareholders meeting of any series; and

                (vi) The Board of Directors must comply with any other provisions contained in the Securities Market Law or in circulars issued by the National Banking and Securities Commission, with respect to the purchase and sale of its shares, being bound to file the corresponding reports.

        (o) To determine the sense on which the voting right corresponding to the shares held by the Company must be exercised at any shareholders meetings on which this Company has a corporate participation.

        (p) Prior resolution of the corresponding meeting according to the type of shares in question, to establish plans for the option for the purchase of shares for employees of this Company or its subsidiaries.

        (q) Independently and without prejudice to the exercise of the powers granted to the Board of Directors pursuant to Mexican law, particularly the Mexican Securities Market Law and other applicable regulations, the Board of Directors shall be entitled to grant or delegate in favor of the Audit Committee those powers that it deems necessary or convenient to comply with the legal and regulatory provisions applicable to the Company, as well as to determine the rules pursuant to which the Audit Committee shall exercise such powers, including the right to revoke or modify them.

        (r)     The following is non-delegable authority of the Board of
Directors: to approve the transactions (i) to be entered into between the Company and/or its subsidiaries and its shareholders, with persons that form part of its management and/or the management of its subsidiaries or with whom such persons have patrimonial or family links up to the second grade, spousal or concubine, and that are outside the ordinary course of business; (ii) the purchase or sale of the ten percent (10%) or more of the assets of the Company and/or its subsidiaries; (iii) the granting of a resulting in a potential liability exceeding thirty percent (30%) of the assets of the Company and/or its subsidiaries, as well as, any other transaction, other than the transactions described above, involving an amount in excess of one percent (1%) of the assets of the Company and/or its subsidiaries. The members of the Board of Directors are responsible of the resolutions that they reach with respect to the matters referred herein above except in the case established in article one hundred and fifty nine (159) of the General Law of Commercial Companies.

        (s) (1) In terms of section VII of article fourteen Bis three (14 Bis 3) of the Securities Market Law, and without prejudice of what is stipulated in clause Twelve of these by-laws and in fulfillment of the general rules applicable to the acquisition of securities that must be disclosed and to the public offers of purchase of securities, published in the Official Gazette of the Federation on April 25, 2002 (the "Rules"), as mentioned therein, the prior consent of at least two thirds of the members of the Board of Directors shall be required for (i) any acquisition of "Shares" (as said term is defined below) that represent thirty percent (30%) or more of the capital stock of the Company, by one or more shareholders or individuals that pretend to be shareholders of the Company, including the persons that are defined in the Rules as "Acquiring Group" whether such acquisition is made by means of one or more simultaneous or successive transactions of any nature through or outside the securities market, directly or indirectly or through any third person; or (ii) for the case that several shareholders or third parties, including the persons defined in the Rules as ("Acquisition Group"), obtain the voting right over thirty percent (30%) or more of the capital stock of the Company through any mechanism or arrangement for the exercise of voting rights.

        The term "Shares" shall include the "Securities with Voting Right", as such term is defined in section IX of the rule First of the Rules.

        (2)     The acquisition of Shares in the terms mentioned in paragraph
(i) sub item (l) above, that has been previously authorized by at least two thirds of the members of the Board of Directors at least or that is not made pursuant to the Rules, will not be registered in the stock registry book of the Company and, as a consequence thereof, the Company will not recognize said persons as shareholders, and therefore, such Shares shall not be entitled to vote at any shareholder meeting of the Company, nor its owner shall be able to exercise any of its corporate rights granted by the General Law of Commercial Companies or herein granted, including the right to appoint the members of the Board of Directors as it may correspond. Likewise, the adoption of any mechanism or arrangement to exercise voting rights that results in the obtainment of the right of vote in the terms of paragraph (ii) of sub item (l) above, has not been previously authorized by at least two thirds of the members of the Board of Directors shall not be recognized by the Company and the persons related thereto, shall not be able to exercise their corresponding voting rights through such mechanism or arrangement whether at any general shareholders meeting or Board of Directors meeting.

        (3) In the event that for any reason one or more persons mentioned in the sub item (1) above, acquire Shares or obtain voting rights without the prior favorable consent of the Board of Directors as required in sub item (l) above, said person or persons shall unconditionally and irrevocably submit to the resolutions in such respect by the Board of Directors, which may include among others the following: (i) the sale by means of public offering of the acquired Shares, or (ii) the rescission of the acquisition of the Shares; or
(iii) the purchase by means of public offering or directly when necessary, of all or part of the remaining Shares of the capital stock of the Company by this person or persons following for such effect the mechanisms established in the Sixth and Seventh rule of the Rules as such be the case, or (iv) the rejection of the mechanisms or corresponding arrangements to exercise voting rights.

        (4) Independently and without prejudice of the foregoing those persons referred to in sub item (l) above, that intend to carry out an acquisition of Shares or the adoption of any mechanisms or arrangement to exercise voting rights as mentioned in sub item (l) above, shall inform of their intention to the chairman and secretary of the Board of Directors (the latter being bound to immediately notify the situation to all other regular and alternate members of the Board of Directors) by means of written communication together with all the elements related to the proposed transaction, so that a call is made in the terms of these by-laws to a Board of Directors meeting to be held within the thirty (30) days following the date of receipt of the corresponding notice with the purpose of informing at such meeting the above mentioned transaction and delivering all elements available in order for the members of the Board of Directors to review them and adopt the corresponding resolution according to the terms of sub item (1) above. The Board of Directors may determine to invite the interested person or persons to a new special meeting in order to clarify the doubts that they may have or to request any additional information that may be required in order for the Board of Directors to have the necessary elements to take a resolution, in the understanding that the Board of Directors must adopt the corresponding resolution within the thirty
(30) days following the date on which said Board of Directors has all the necessary elements for such effect. In order for the Board of Directors to resolve favorably any of these transactions which must be subject to the Rules, the respective person or persons must always request the favorable consent of the Board of Directors with respect to any additional acquisition of Shares, regardless of the percentage of the Shares or the adoption of any mechanism or arrangement to exercise voting rights different from the one originally submitted, otherwise said transactions will not be recognized by the Company and the corresponding voting rights will not be able to be exercised at any general shareholders meetings or Board of Directors meetings.

        The Board of Directors may analyze the respective transaction with the purpose of adopting the corresponding resolution using for such effect, without limitation, the following criteria: (i) the characteristics of the interested person or persons, such as its citizenship, moral and economic status, activities engaged, etc., (ii) the advantages or disadvantages that its participation will have for the Company considering among others, the effects over the radio license, economic competition, etc., and (iii) its experience in the communications sector, in particular, radio and publicity.

        (5) Acquisition of Shares, or adoption of mechanisms or arrangement to exercise voting rights, by any shareholder or third party, including those persons defined in the Rules as "Group of Acquirers", that represents five (5%) or more of the capital stock of the Company in one or more transactions, must be notified within five (5) working days following of its formalization to the chairman and secretary of the Board of Directors (the latter being bound to notify immediately of this respect to all the other regular and alternate members of the Board of Directors) by means of a written communication which must made in accordance with the applicable provisions of the Rules in connection with disclosure of acquisition of securities, in order to be registered and, therefore acknowledge by the Company.

        To modify this item (s) of clause Seventeen of the by-laws, the prior written authorization of the National Banking and Securities Commission will be required.

        (t) In general, to carry out all necessary or convenient acts to comply with the corporate purpose of the company and which are not reserved to another body in accordance with these by-laws or with the law.

        EIGHTEEN. In addition to the Board of Directors, the Company shall have an intermediate administration body, which shall be an Executive Committee as well as an Audit Committee, which shall be integrated and shall operate as follows:

A. EXECUTIVE COMMITTEE.

                (i) An Executive Committee of the Board of Directors is formed by a minimum of five (5) and a maximum of seven
                        (7) regular members and if such be the case their respective alternates is hereby created. Members of the Executive Committee must be directors and be appointed to hold such position by the general ordinary shareholders meeting, by simple majority vote, from among the regular and alternate directors who had been appointed or designated at such meeting;

                (ii) Except for the provisions contained in this clause, the Executive Committee shall be formed and operate in accordance with the same rules applicable for the operation of the Board of Directors and shall have those authorities determined by the general ordinary shareholders meeting so appointing it, exception made of the authorities provided for in paragraphs (n), (o) and
                        (q) of clause Seventeen, which may only be exercised by the Board of Directors of the Company;

                (iii) Members of the Executive Committee shall always constitute themselves as a collegiate body, without its authorities being delegated on individuals such as directors, managers, advisors, delegates, attorneys-in-fact or equivalent positions, provided, however, that this limitation shall not be applicable to the performance of specific acts by those persons appointed therefore by the Executive Committee itself when validly adopting a resolution;

                (iv) The Executive Committee must inform the Board of Directors, at least three (3) calendar days before the holding of any ordinary meeting of the Board itself, of its activities and must inform the Board itself, within the three (3) calendar days it is aware thereof, of the facts or acts that may be transcendental for the Company and that it in its opinion so deserve; and

                (v) The examiner or examiners of the Company must be called to every meeting of the Executive Committee and must attend with the right to speak but not to vote. The Executive Committee may appoint a secretary who is not required to be a director of the Company.

B. AUDIT COMMITTEE.

        An Audit Committee is hereby established, which members will be appointed by the general ordinary shareholders meeting. Members of the Audit Committee must be regular members of the Board of Directors of the Company in the understanding that all of its members must be independent members of the Board of Directors of the Company as defined under applicable laws and regulations. The members of the Committee shall remain in their office for one year unless they are substituted by the Board of Directors or a shareholders meeting, but they will stay in such capacity until new members are appointed to replace them; the members of the Committee might be reelected and the Board of Directors or a shareholders meeting will determine the compensation that they will receive for their acting in such capacity.

        The Committee shall act as college organ. The Committee will not get involved in management activities or such that are reserved either by law or by these by-laws to the meetings of shareholders or the Board of Directors of the Company. Its decision duties cannot be delegated to natural persons, but it can appoint such persons to carry out specific acts related to its decisions.

        The meetings of the Committee will be called for the statutory auditor or statutory auditors of the Company who will attend to this with voice but without vote.

        The Committee will determine the schedule for its meetings and, notwithstanding this, will be able to meet at any other time, upon summons from any of its members or the statutory auditor. The calls for its meetings will be signed by its president and its secretary or deputy secretary and will be delivered at least five (5) calendar days before the day of the meeting at the address that its members notify in writing, by telefax confirmed by express mail return receipt, requested prepaid postage, or any other form that assures that the addressee will receive it.

        A minute of every meeting of the Committee will be prepared, which will contain the names of the persons present, their discussions, their voting and the resolutions. Either the secretary or the deputy secretary of the Committee will prepare such minutes. The Board of Directors must be notified of the resolutions of the Committee.

        For a meeting of the Audit Committee to be valid, the majority of its members must be present and the Audit Committee must adopt its resolutions by majority vote.

        The Audit Committee will have, among other powers established in these By-laws and in applicable law, the following duties to: (i) prepare an annual report regarding its activities that will be presented to the Board of Directors and such Board of Directors will present it to the shareholders meeting; (ii) give an opinion with respect to transactions entered into by "Related Persons" (as said term is defined below) with the Company and/or its subsidiaries; the purchase or sale of ten percent (10%) or more of the assets of the Company and/or its subsidiaries, the granting of guarantees for amounts exceeding thirty percent (30%) of the assets of the Company and/or its subsidiaries, as well as transactions different from the foregoing that represent more than one percent (1%) of the assets of the Company and/or its subsidiaries; and (iii) approve any additional non- audit services, if such be the case, to be rendered by the accounting firm in which the external auditor works, and (iv) propose the hiring of independent specialists in the cases that they deem convenient so that they express their opinion with respect to the above mentioned transactions.

        In relation with the transactions to be carried out with Related Persons, the members of the Committee must take into consideration the prices and conditions existing in the market for the goods or services involved, so that they are carried out, according to the members of the Committee, on an arms'-length basis, as it made with third party's that are not Related Persons. As to sales of commercial air time to Related Persons, the standard to be applied by the Committee will be that of availability, to assure that the relevant air time would not remain unused, even though its sale has to be accomplished at less than market price.

        For purposes of these by-laws, "Related Persons" shall mean any person that meets any of these characteristics: shareholders and partners of the Company, persons that form part of the management of the Company with whom said persons maintain patrimonial or, family links up to the second degree, the wife or husband or concubine.

        NINETEEN. (a) The surveillance of the Company shall be vested in an examiner or examiners and, if such be the case, to their respective alternate or alternates. The examiner or examiners may be a shareholder or not but he/they may not fall within any of the assumptions provided for in articles one hundred and sixty-five (165) of the General Law of Commercial Companies.

        (b) The appointment of examiners shall be made at a general ordinary shareholders meeting. The holders of shares with or without voting rights that represent at least ten percent (10%) of the capital stock, shall be entitled to appoint one examiner in the understanding that the appointment of such examiners may only be revoked if the appointment of all the other examiners of the Company are also revoked.

        (c) The examiner or examiners shall have the attributions and obligations listed in article one hundred and sixty-six (166) of the General Law of Commercial Companies as well as those entrusted to them by the shareholders who appointed them.

        (d) The examiner or examiners shall remain in office for one year and may be reelected provided that while a new examiner or examiners have not been appointed and had accepted his/their position and granted the guarantee provided for in these by-laws, the retiring examiner or examiners shall continue holding office.

        (e) The general ordinary shareholders meeting shall determine the remunerations to be received by the examiner or examiners.

        (f) Only in the event that it is so required by the general ordinary shareholders meeting as guarantee of his management, the examiner or examiners shall deposit at the treasury of the Company the amount in Mexican currency that determine the shareholders meeting or shall constitute a bond in such amount issued in favor of the Company by an authorized bonding institution when taking office of his/their position. The deposit or bond may not be withdrawn but until the management of the examiner or examiners has been approved by the general ordinary shareholders meeting of the Company.

                                   TITLE EIGHT

                              SHAREHOLDERS MEETING

        TWENTY. The shareholders meeting is the supreme body of the Company and its resolutions shall be binding for all shareholders even for those absent or dissident.

        TWENTY-ONE. Shareholders meeting shall be ordinary, extraordinary and special and each of them shall deal with the following matters:

        (a) Ordinary meetings shall meet to deal with any of the matters referred to in articles one hundred and eighty (180) and one hundred and eighty-one (181) of the General Law of Commercial Companies and all other matters contained in the agenda and which in accordance with the law of these by-laws are not expressly reserved to an extraordinary or special shareholders meeting.

        It must also be submitted to the consideration of the ordinary general shareholders meeting, for each fiscal year, the maximum amount of resources that the Company can use for the purchase of its own shares a report regarding the behavior of the purchase and sale of its own shares, and another report of the performance of the Audit Committee.

        (b) Extraordinary meetings shall be those held to deal with any of the following matters:

                1.      Extension of the term of existence of the Company;

                2.      Advanced dissolution of the Company;

                3. Increase or decrease in the fixed capital stock of the company or increase in the variable capital stock above the maximum authorized as well as increase of the capital under the terms of article eighty-one (81) of the Securities Market Law;

                4.      Change of the corporate purpose of the Company;

                5.      Change of the nationality of the Company;

                6.      Transformation of the Company;

                7.      Merger with another company or split of this Company;

                8. Issuance of preferred shares and common stock issued for preferred shares called in;

                9. Redemption by the Company of its own shares and issuance of common stock issued for preferred shares called in;

                10.     Issuance of bonds;

                11.     Any other amendment to the by-laws; and

        (c) Those meetings held to deal with matters of the exclusive interest of a special series of shares shall be special shareholders meetings. Also, those meetings held by the shareholders holding shares of limited voting rights or shares with restricted vote that the Company may issue, to deal with matters that correspond to them according to these by-laws shall also be special shareholders meetings. These meetings must be held at least once a year prior to the holding of the annual general ordinary shareholders meeting.

        TWENTY-TWO. Shareholders meetings shall be subject to the following rulings:

        (a) Save for the provisions otherwise contained herein, shareholders meetings may be held when deemed convenient by the Board of Directors, through its chairman, regular or alternate secretary, or at the request of the examiner or examiners or of shareholders holding shares which, at least, represent ten percent (10%) of the capital stock of the Company represented by voting shares, including those of limited or restricted voting rights or by any shareholder in the events provided for by article one hundred and eighty-five (185) of the General Law of Commercial Companies.

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        (b)     General ordinary meetings must be held at least once every year within the four months following the end of each fiscal year. From the date of publication of the call for a shareholders meeting until the date fixed for the meetings, the information and documents regarding the items of the agenda to be discussed, must be available to the shareholders on business days and hours.

        (c) All shareholders meetings shall be held at the domicile of the Company, except for an act of God or force majeure, but in any case within the national territory.

        (d) The call for any meeting shall be made by the Board of Directors through its chairman, regular or alternate secretary or the examiner or examiners, or in accordance with the provisions of article one hundred and sixty-eight (168), one hundred and eighty-four (184) and one hundred and eighty-five (185) of the General Law of Commercial Companies.

        (e) The call shall be published in the Official Gazette of the Federation which shall be considered the official newspaper of the domicile of the company or in a newspaper having a wide circulation at the corporate domicile of the Company, at least fifteen (15) calendar days in advance to the date of such meeting.

        (f) The call shall contain, at least, the date, hour and place for the meeting, as well as the agenda therefore and shall be signed by the chairman or the regular or alternate secretary of the Board of Directors or by the examiner or in the absence thereof, by a competent judge according to the provisions of articles one hundred and sixty-eight (168), one hundred and eighty-four (184) and one hundred and eighty-five (185) of the General Law of Commercial Companies.

        (g) Any shareholders meeting may be held without the need of prior call if shareholders holding or representing all the shares entitled to vote at such meeting are present or represented at the time of voting or when it continues from one held before in the events provided for in article one hundred and ninety-nine (199) of the General Law of Commercial Companies.

        (h) Any shareholder may be represented at any shareholders meeting by the person appointed in writing as attorney-in-fact. The persons that attend on behalf of the shareholders in the meetings, shall evidence their capacity by means of a simple proxy granted before two (2) witnesses or by means of a power of attorney granted in the format prepared by the Company, that meet the following requirements: (i) provide in a clear manner the name of the Company as well as the respective agenda, without being able to include under the item of general matters, those matters referred to in article one hundred and eighty one
(181) and one hundred and eighty two (182) of the General Law of Commercial Companies; and (ii) contain space for the instructions that the grantor will provide for the exercise of this power. The above mentioned formats will be available to the shareholders or their representatives at the offices of the Company on business days and hours, since the date of the publication of the call for any type of meeting. The secretary of the Board of Directors of the Company must verify compliance with the forgoing, and shall inform on that regard to the meeting, of which reference shall be made in the respective minutes.

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        (i)     Save in the event of a judicial order otherwise, the Company shall only acknowledge as shareholders those individuals or corporations whose names are written in the registry of shares or who evidence their capacity as shareholders by complying with the provisions of article seventy-eight (78) of the Securities Market Law. The registry of shares shall be considered closed three (3) calendar days before the date fixed for the holding of the meeting even though the meeting is adjourned for any reason.

        (j) General ordinary and extraordinary shareholders meetings shall be presided over by the Chairman of the Board of Directors, assisted by the regular or alternate secretary thereof and in the absence of any of them, those directors appointed by the meeting by a simple majority vote shall act on their behalf as chairman or secretary, as the case may be. Special shareholders meetings shall be presided over by the shareholder or representative of the shareholder appointed by a simple majority vote by the shareholders attending such special meeting.

        (k) Before the meeting is convened, the person presiding over it shall appoint from among the members thereof one or more tellers to count the shares represented at the meeting, who shall verify and certify the capacity as shareholder of the Company or as representative of the shareholder of the attending parties and the number of votes each of them is entitled to cast.

        (l) At the request of shareholders with voting rights, including, shares with limited or restricted voting rights representing ten percent (10%) of the shares represented at the meeting, the meeting may be adjourned by three
(3) business days, without the need of a new call, regarding any matter that said group of shareholders considers is not duly apprised of this right may be exercised just one of the same matter.

        (m) For a general ordinary shareholders meeting held due to first call to be legally convened, at least fifty percent (50%) of Series "A" shares must be represented thereat. Regarding the second or ulterior call, the general ordinary shareholders meeting shall be considered validly convened whichever the number of Series "A" shares therein represented.

        (n) To consider that a general extraordinary shareholders meeting is duly convened to deal with matters with respect to which holders of shares with limited or restricted voting rights issued by the Company, are not entitled to vote, held due to the first call, at least seventy-five percent (75%) of Series "A" shares must be represented thereat. Regarding the second or ulterior call, a general extraordinary shareholders meeting of the kind referred to in this paragraph shall be considered legally convened if attended by at least fifty percent (50%) of Series "A" shares.

        (o) For a general extraordinary shareholders meeting to be considered legally convened to deal with matters with respect to which holders of Shares of limited or restricted voting rights issued by the Company, shareholders are entitled to vote, held due to first call, at least seventy-five percent of the capital stock must be represented thereat. A general extraordinary shareholders meeting of the kind referred to in this paragraph shall be considered legally convened in second or ulterior call if attended by at least fifty percent (50%) of the capital stock.

        (p) Once the existence of a quorum to hold the respective meeting has been proven, the person presiding over it shall declare it legally convened and shall submit to its consideration the items of the agenda.

        (q) All voting shall be by show of hands unless the attending members representing at least the majority of all shares issued and outstanding resolve that the vote be secret.

        (r) Shareholders are entitled to cast a vote for each share at any ordinary, extraordinary or special shareholders meeting.

        (s) For the validity of the resolutions adopted at a general ordinary shareholders meeting held due to first or ulterior call, the vote of at least the majority of the shares represented at the meeting shall be required.

        (t) For the validity of the resolutions adopted at a general extraordinary shareholders meeting held due to first or ulterior call, the vote of at least fifty (50%) of the outstanding shares entitled to vote at the meeting in question.

        (u) Special shareholders meetings shall be subject to the same attendance and voting quorums required for the general extraordinary shareholders meetings.

        (v) The shareholders that represent at least the fifteen percent (15%) of the capital stock, shall be entitled to exercise directly the judicial action of civil liability against the members of the Board of Directors of the Company, provided that the requirements established in article one hundred and sixty three (163) of the General Law of Commercial Companies have been met. Such judicial action may also be exercised with respect to the examiners and members of the Audit Committee in accordance with said legal provision.

        (w) The holders of the shares with voting rights shares, including with limited or restricted voting rights that represent at least twenty percent (20%) of the capital stock shall be entitled to judicially oppose to the resolutions of the shareholders general meetings, with respect to which they have voting rights provided that the requirements of article two hundred and one
(201) of the General Law of Commercial Companies have been met, being also applicable the provisions of article two hundred and two (202) of said Law.

        (x) The person acting as secretary shall draft minutes from each shareholders meeting, which shall be contained in the respective minutes book and which shall be signed, at least, by the chairman and the secretary in office, as well as by the examiner if attending the meeting. Likewise, the secretary of the meeting shall prepare a file containing:

                (i) A copy of the newspapers where the call was published, if any;

                (ii) The powers-of-attorney which had been submitted or a summary thereof certified by the teller or tellers together with the attendance list and the documents evidencing the shareholding of the attendance;

                (iii) The reports, information and all other documents submitted to the meeting; and

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

                (iv)    A copy of the minutes of the meeting.

        (y) If for any reason a legally called meeting is not convened, or if it is convened but the necessary quorum to take resolutions does not exist, this fact and the reason therefore shall be evidenced in the minutes book forming a file in accordance with section (x) above.

                                   TITLE NINE

                FISCAL YEAR, FINANCIAL STATEMENTS, ALLOCATION OF

                         LOSSES AND PROFITS AND RESERVES

        TWENTY-THREE. The fiscal year of the Company shall start on the first
(1st) day of January and shall end on the thirty-first (31st) day of December of each year, exception made of the last fiscal year which shall start on the first day of January of the respective year to the date on which this Company ceases its existence for any reason.

        TWENTY-FOUR. An audited general balance sheet and profit and loss statement shall be prepared at the end of each fiscal year containing all necessary information to evidence the financial condition of the Company at the closing date of the fiscal year just ended. The balance sheet and the documents referred to in article one hundred and seventy-two (172) of the General Law of Commercial Companies must be completed within the three (3) months following the end of each fiscal year and must be made available to the shareholders within the term established by article one hundred and seventy-three (173) of the General Law of Commercial Companies and according to the provisions of these by-laws.

        TWENTY-FIVE. After setting aside the necessary amounts for the payment of taxes, profit sharing, creation or increase of the legal reserve fund until it reaches one fifth of the capital stock, if any, creation of the reserve to repurchase shares or others that may be required, the profits obtained by the Company in accordance with the approved financial statement shall be applied according to the resolutions of a general ordinary shareholders meeting.

        TWENTY-SIX. Founders of the Company do not reserve any special participation in the profits of the Company.

                                    TITLE TEN

                   DISSOLUTION AND LIQUIDATION OF THE COMPANY

        TWENTY-SEVEN. The Company shall be dissolved in the events listed in article two hundred and twenty-nine (229) of the General Law of Commercial Companies.

        TWENTY-EIGHT. The liquidation of the Company must be subject to the provisions of Chapter Eleven (XI) of the General Law of Commercial Companies. The extraordinary shareholders meeting resolving the dissolution of this Company shall determine the number of liquidators and how they shall act.

        TWENTY-NINE. During the liquidation process of the Company, the liquidators shall have the same authorities and obligations the Board of Directors of the Company has during the normal term or existence of the Company.

        THIRTY. While the appointment of liquidators had not been registered in the Public Registry Bureau and they had not taken office, the Board of Directors and the officers of the Company shall continue in office, only for the purposes of article two hundred and forty-two (242) of the General Law of Commercial Companies, but they may not start new operations.

                                  TITLE ELEVEN

                   RESPONSIBILITIES OF CONTROLING SHAREHOLDERS

        THIRTY-ONE. In the event of cancellation of the registration of the shares of the Company in the Securities Section at the National Registry of Securities either by request of the Company itself or by resolution taken by the National Banking and Securities Commission under the terms of the Securities Market Law, prior to cancellation, the shareholders that hold the majority of the ordinary shares or that are entitled to take the decisions in the general shareholders meeting or to appoint the majority of the members of the Board of Directors of the Company the ("Controlling Shareholders") shall be obliged to make a public offer for the purchase of the shares.

        In the event that, after the public offer has been made and prior to the cancellation of the registration of the shares at the National Registry of Securities, the Controlling Shareholders that hold the control of the Company are not able to acquire one hundred percent (100%) of the paid capital stock, they shall place in trust for a minimum period of six (6) months the necessary funds for the exclusive purpose to buy at the same price the shares of those investors that did not attend to the offer. The terms and conditions of the above mentioned trust, must be disclosed in the corresponding booklet.

        The public offer referred above at least must be at the higher price of either the trade value (valor de cotizacion) in the Mexican Stock Exchange, in accordance with the following paragraph, or the book value, pursuant to the last quarterly report filed before the National Banking and Securities Commission and the Mexican Stock Exchange before the offer, except when said value has been modified pursuant to the criteria applicable to determining the relevant information, in which case, the most recent financial information of the Company shall be taken into account.

        The trade value in the Mexican Stock Exchange shall be the average price for the trading volume that has been carried out during the last thirty (30) days in which the shares of the issuer have been traded, prior to the date of the offer, during a period that cannot exceed six (6) months. In the event that the period in which the shares were traded is less than thirty (30) days, the actual number of days in which the shares were traded will be taken into account. If the shares are not traded within such period, the book value of the shares will be used.

        In the event that the offer involves more than one series of shares, the average mentioned in the preceding paragraph shall be determined for each series of shares to be cancelled, taking as trading value for the purchase offer of all series the higher average.

        The Board of Directors of the Company must provide its opinion supporting the price of the public offer within the five (5) business days prior to the date of the offer, taking into account the interests of the minority shareholders, in compliance with the second paragraph of Article 16 of the Securities Market Law and the opinion of the Audit Committee, which should be disclosed in the event it is to the contrary. In case that, the Board has any conflict of interest, it shall present an opinion issued by an independent expert appointed by the Audit Committee which shall protect the rights of the minority shareholders.

        In the event that the Controlling Shareholders obtain the consent of shareholders representing 95% of the capital stock of the Company by a resolution adopted at a shareholders meeting, and the price offered for the shares in accordance with this clause is less than 300,000 investment units, it will not be necessary for the Controlling Shareholders to carry out a public offer in the understanding that in order to request the cancellation, the Company shall place in trust for a minimum of six (6) months an amount of funds necessary to acquire the remaining shares at the same price of the offer and must notify the cancellation and creation of the trust through "SEDI".

        This provision will also be applicable to the ordinary participation certificates representing the share as well as to the certificates representative of two or more shares of one or more series of shares of the Company.

        The Controlling Shareholders may request authorization from the National Banking and Securities Commission to use a different basis for the determination of the price, provided that the consent of the Board of Directors is given along with the prior favorable opinion of the Audit Committee containing the reasons for establishing a different purchase price, together with the report of an independent expert evidencing that the price is consistent with article 16 of the Securities Market Law.

        In order to amend this clause, it will require the vote of at least ninety five (95%) of the capital stock and the prior approval of the National Banking and Securities Commission.

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